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                                                                     EXHIBIT 5.1



            [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]




                                                         Writer's Direct Line
                                                               212-859-8296
September 2, 1997                                         (FAX: 212-859-8585)



Burlington Resources Inc.
5051 Westheimer
Suite 1400
Houston, Texas  77056

Ladies and Gentlemen:

     We are acting as special counsel to Burlington Resources Inc., a Delaware corporation ("BR"), in connection with the Registration Statement on Form S-4 (No. 333-32603), as amended (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance by BR, in connection with the merger (the "Merger") of BR Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of BR, with and into The Louisiana Land and Exploration Company, a Maryland corporation ("LL&E"), pursuant to the Merger Agreement. Pursuant to the Merger, BR will issue to holders of LL&E Stock 1.525 shares of BR Common Stock for each share of LL&E Stock outstanding immediately prior to the effective time of the Merger. Capitalized terms used herein have the meanings set forth in the Registration Statement, unless otherwise defined herein.

     We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than BR, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid,


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Burlington Resources Inc.            - 2 -                    September 2, 1997


binding and enforceable obligations of such parties. As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of BR, and others.

     Based upon the foregoing and assuming that all of the LL&E Stock is validly issued, fully paid and nonassessable, it is our opinion that, if shares of BR Common Stock are issued as described in the Registration Statement, at such time of issuance such shares of BR Common Stock will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement as having passed upon the validity of the issuance of the BR Common Stock. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,

                                        Fried, Frank, Harris, Shriver & Jacobson



                                        By: /s/ WARREN DE WIED
                                           -------------------------------------
                                                Warren de Wied